Exhibit 99.1

Hyperion Therapeutics Announces Third Quarter 2012 Operating Results

South San Francisco, CA – November 7, 2012 – Hyperion Therapeutics, Inc. (NasdaqGM: HPTX) today reported consolidated financial results for the third quarter of 2012.

According to Chief Executive Officer, Donald J. Santel, “The past several months have been an exciting time for Hyperion. As we move closer to potential approval of Ravicti™ (glycerol phenylbutyrate) in urea cycle disorders (UCD), we are judiciously building out our commercial infrastructure and making key commercial hires. Additionally, we plan to hold a Hyperion-sponsored investor and analyst event at The Liver Meeting in Boston, November 12, featuring the principal investigators on the HALT-HE study, covering the results of our recently completed hepatic encephalopathy (HE) Phase II study. Also, later this month we plan to present at the Lazard and Piper Conferences in New York City.”

Third Quarter 2012 Financial Results

The company reported a net loss of $4.9 million for the third quarter of 2012 as compared to a net loss of $6.7 million for the third quarter of 2011.

Research and development expenses for the quarter ended September 30, 2012 were $2.4 million, compared to $4.7 million for the quarter ended September 30, 2011. The decrease was primarily due to reduced clinical development and consulting expenses related to the company’s HE Phase II trial which was largely enrolled in the fourth quarter of 2011 and completion of the long term safety extension trial in adults with UCD which occurred in 2011.

General and administrative expenses for the quarter ended September 30, 2012 were $1.5 million, compared to $1.3 million for the quarter ended September 30, 2011. The increase was primarily due to increases in compensation-related and insurance expenses partially offset by decreases in certain non-recurring legal and consulting costs incurred in 2011.

Selling and marketing expenses for the quarter ended September 30, 2012 were $0.8 million, compared to $0.2 million for the quarter ended September 30, 2011. The increase was primarily due to increases in compensation-related expenses related to new hires as well as consulting fees as the company strategically expands its commercial infrastructure in preparation for the potential commercialization of Ravicti in UCD.

As of September 30, 2012, the company had cash and cash equivalents of $56.5 million.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat disorders in the areas of orphan diseases and hepatology. Hyperion Therapeutics is developing Ravicti™ (glycerol phenylbutyrate) for two orphan indications: urea cycle disorders and hepatic encephalopathy.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expectations regarding the timing of any commercial launch of Ravicti. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to: the uncertain clinical development process; that the U.S. Food and Drug Administration may not be satisfied with preclinical data, including carcinogenicity data; the ability to obtain, and timing of, regulatory approval of Ravicti for the treatment of UCD or the success and timing of commercialization efforts; the fact that the patient population suffering from UCD is small and has not been established with precision; the ability to obtain adequate clinical supplies of Ravicti; and the ability to raise sufficient capital to complete the development of and commercialize Ravicti in UCD. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 7, 2012.

Hyperion Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating expenses
Research and development	$2,372	$4,677	$14,012	$13,609
General and administrative	1,541	1,338	5,081	5,187
Selling and marketing	845	162	1,645	629

Total operating expenses	4,758	6,177	20,738	19,425

Loss from operations	(4,758)	(6,177)	(20,738)	(19,425)
Interest income	3	6	10	20
Interest expense	(793)	(851)	(3,115)	(1,700)
Other income (expense)—net	618	291	(135)	343

Net loss attributable to common stockholders	$(4,930)	$(6,731)	$(23,978)	$(20,762)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.44)	$(14.34)	$(5.83)	$(44.24)

Weighted average number of shares used to compute net loss per share of common stock:
Basic and diluted	11,326,643	469,319	4,114,844	469,319

Hyperion Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$56,538	$7,018
Prepaid expenses and other current assets	879	741
Restricted cash	—	305

Total current assets	57,417	8,064
Property and equipment, net	30	19
Restricted cash	—	25
Other non-current assets	439	34

Total assets	$57,886	$8,142

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,560	$1,887
Accrued liabilities	2,153	3,310
Call option liability	—	737
Convertible notes payable	—	23,412
Notes payable, current portion	3,010	—

Total current liabilities	6,723	29,346
Warrants liability	—	2,574
Notes payable, net of current portion	8,956	—

Total liabilities	15,679	31,920

Convertible preferred stock	—	58,326

Stockholders’ equity (deficit)
Convertible preferred stock	—	—
Common stock	2	—
Additional paid-in capital	172,917	24,630
Deficit accumulated during the development stage	(130,712)	(106,734)

Total stockholders’ equity (deficit)	42,207	(82,104)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$57,886	$8,142

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Contact:

Shari Annes, Investor Relations

650 888 0902

sannes@annesassociates.com